Exhibit 99.1

Cycle Country Accessories Corp. Announces Significant Growth in Pre-season Sales, Signing of Term Sheet for New Credit Facility, and Management Changes.

Spencer, Iowa, June 9. 2011. Cycle Country Accessories Corp. (AMEX:ATC) announced that it has received a significant increase of pre-season orders for its products for the 2011-2012 season.  Based on these pre-season sales levels, the Company reports that it expects sales for the remainder of fiscal year 2011 and fiscal year 2012 to continue the recovery shown so far this year, and it expects total revenue to be up year-over-year, in spite of the approximately $2.0 million per year of lost revenue from the small, contract manufacturing accounts in its Imdyne division that the Company has exited from.

In addition, the Company announced that it has signed a term sheet with a new lender to provide a larger working capital credit facility for an aggregate amount of $5,000,000, replacing the Company’s current $2,000,000 working capital facility. The new credit facility will be used to repay the existing line of credit and to provide working capital for its ongoing operations.  The funding is expected to close within 30 days.

The Company also announced formally the changes made in its senior management team over the past few months.  The Company has rebuilt its executive management based on a team of former leaders of the Company and the industry.  The Company has rehired its Vice President of Sales, rehired its Vice President of Product Innovation, as well as retained and elevated two key people to the recently-created positions of Vice President of Product Implementation and Vice President of Risk Management and Strategic Projects.

The Company attributes its current, accelerated growth and efficiencies to its simple plan to serve its core customers with core products.

About Cycle Country Accessories Corporation:

Cycle Country is the recognized industry leader in the innovation, design, sales, and manufacturing of custom fitting accessories for utility and all-terrain vehicles (UTVs and ATVs), under the brand name of Cycle Country Accessories.  Products include snowplows, mowers, 3-point hitches and implements, storage boxes and baskets, bed lifts, brush guards and more.

Cycle Country also produces a line of specialty products for golf cars under the brand name of Plazco.

Under the brand name of Perf-Form, Cycle Country manufactures and distributes a line of high performance oil filters focused on older, legacy engines in the motorcycle, ATV, and watercraft industries.

In addition, the company provides metal fabrication and contract manufacturing services to several large original equipment manufacturers (OEM’s) through its Imdyne division.

www.cyclecountry.com	www.plazco.com	www.perf-form.com	www.imdyne.com

This press release does not constitute an offer to sell or the solicitation of any offer to buy any securities of Cycle Country Accessories Corporation, nor shall there be any sale of any such security in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Forward looking statements: This press release and other statements by Cycle Country may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for earnings and revenues, other future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “estimate,” “potential,” or future/conditional verbs such as “will,” “should,” and “could.”